EAGLE FINANCIAL TO SELL SEVEN BRANCH OFFICES IN DANBURY AREA

     Bristol, CT -- December 18, 1995 -- Robert J. Britton, President and Chief Executive Officer of Eagle Financial Corp. (NASDAQ: EGFC), announced today that Eagle Federal Savings Bank, a wholly-owned subsidiary of Eagle Financial, has signed a definitive agreement with Union Savings Bank of Danbury for the sale by Eagle Federal of seven branch banking offices in the Danbury market area. The definitive agreement is consistent with the previously announced letter of intent signed on November 28, 1995 by Eagle Federal and Union Savings regarding this transaction.

     In this transaction, Union Savings will assume approximately $181 million of deposits at seven Eagle Federal branch banking offices located in Danbury
(3), Newton, Ridgefield, New Fairfield and Brookfield. Union Savings will purchase all real property and assume all lease obligations related to the seven offices. Union Savings has agreed to offer positions to all Eagle Federal employees who currently work in these offices. The consideration Eagle Federal will receive for the acquired deposit liabilities will equal a deposit premium of 9.00%. There are no loans or investment securities being sold by Eagle other than deposit secured loans and checking account credit lines. It is estimated that the transaction will be consummated in the quarter ending March 31, 1996, subject to applicable federal and state regulatory approvals.

     Eagle Federal's seven Danbury area offices are the end result of two government assisted acquisitions in 1992, when Eagle Federal purchased Danbury Federal Savings and Loan from the Resolution Trust Corporation and Brookfield Bank from the Federal Deposit Insurance Corporation ("FDIC"). The average cost to Eagle Federal of the two acquisitions was the equivalent of approximately a 1.00% deposit premium.

     Eagle Federal's more recent acquisition activity has been centered around Hartford county and the Farmington Valley west of Hartford. In June 1994, Eagle Federal purchased the six branch Bank of Hartford from the FDIC. In October 1995, Eagle Federal announced that it had entered into definitive agreements with Fleet Bank, N.A. and Shawmut Bank Connecticut, N.A. to purchase certain loans and assume all deposits related to five branch banking offices located in the greater Hartford area as part of the Fleet/Shawmut divestiture. It is anticipated that Eagle's Feet/Shawmut transaction will be consummated on or around Janury 19, 1996, subject to final federal regulatory approval which is expected to be received shortly.

     Prior to consummation of the Union Savings transaction, but after giving effect to the Fleet/Shawmut transaction, 85% of Eagle Federal's deposits will be in Hartford and Litchfield counties. The two transactions emphasize Eagle Federal's clear focus on the greater Hartford market including the Farmington Valley and eastern Litchfield county where its strong market share allows it to compete effectively. It is Eagle Federal's intent to actively pursue additional opportunities to increase its presence in its core market, where the population is close to one million people.

     The sale of the Danbury branches to Union Savings will benefit Eagle in a number of ways.

     It will simplify operations and make Eagle Federal more efficient in that it will no longer need to service two geographically distinct markets. After consummation of the Fleet/Shawmut transaction, Eagle Federal's average branch size in Hartford and Litchfield counties will be approximately $55 million compared to $25 million in the greater Danbury area.

     As a  result  of the  gain on sale of  deposits  to  Union  Savings,  Eagle
Financial's consolidated book value per share will increase by approximately $2.00 and its earnings will be positively impacted in 1996.

     The additiional capital generated by the transaction will give Eagle Financial the flexibility to pursue other growth opportunities in its core market.

     At September 30, 1995 Eagle Financial had consolidated total assets of $1.2 billion and Eagle Federal was the 11th largest of 107 institutions in Connecticut. Upon completion of the Fleet/Shawmut and Union Savings transactions, Eagle Financial dwill have $1.3 billion of total assets and will operate 19 branch banking offices in Hartford and eastern Litchfield counties.

Contact:
Robert J. Britton
President & Chief Executive Officer
203 - 314-6411
Mark J. Blum
Chief Financial Officer
203 - 314-6410